Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the initial Registration Statement on Form N-1A of our report dated October 1, 2009, relating to the financial statements of Large-Cap Core Research Portfolio appearing in Item 22 of Part B of the Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in Item 14 of Part B of the Registration Statement. The financial statements included in this Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing in the Registration Statement. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

/s/ Deloitte & Touche LLP Boston, Massachusetts October 1, 2009